Exhibit 99.1

UMH PROPERTIES, INC. ANNOUNCES SALE OF

$80.2 MILLION OF UNSECURED BONDS IN ISRAEL

FREEHOLD, NJ, July 22, 2025 (GLOBE NEWSWIRE) — UMH Properties, Inc. (NYSE: UMH; TASE: UMH) (the “Company”), announced today that it has completed the sale to investors in Israel of approximately $80.2 million of its 5.85% Series B Bonds due 2030 (the “2030 Bonds”). The 2030 Bonds are unsecured obligations of the Company denominated in Israeli shekels (NIS) and were issued pursuant to a deed of trust between the Company and Reznik Paz Nevo Trusts Ltd., as trustee. The net proceeds of the offering will be used for working capital and general corporate purposes.

The principal amount of the 2030 Bonds will be payable on June 30, 2030. The 2030 Bonds will pay interest at a rate of 5.85% per year, subject to adjustment in certain circumstances. Interest on the 2030 Bonds will be payable semi-annually on June 30 and December 31, commencing December 31, 2025, until the final maturity date. The principal and interest will be linked to the U.S. Dollar.

The 2030 Bonds are general unsecured obligations and rank equal in right of payment with all of the Company’s existing and future unsecured indebtedness. The deed of trust governing the 2030 Bonds includes certain customary covenants, including minimum equity requirements, and events of default.

The 2030 Bonds have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States or to or for the account or benefit of U.S. Persons (as defined in Regulation S under the Securities Act) absent registration under the Securities Act or an applicable exemption from registration requirements. The 2030 Bonds were offered solely to investors outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

ABOUT UMH PROPERTIES, INC.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 143 manufactured home communities, containing approximately 26,700 developed homesites, of which approximately 10,600 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 143 communities are two communities in Florida, containing 363 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

FORWARD-LOOKING STATEMENTS

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Such forward-looking statements include statements about the potential outcome or effect of the sale of the 2030 Bonds or the use of proceeds therefrom. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-9997